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EXHIBIT 21.1

ALLIANCE IMAGING, INC. SIGNIFICANT SUBSIDIARIES

State of Incorporation
SMT Health Services, Inc.	Delaware
Mobile Technology, Inc.	Delaware
Medical Diagnostics, Inc.	Delaware

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ALLIANCE IMAGING, INC. SIGNIFICANT SUBSIDIARIES